Exhibit 99.1

T-Mobile Extends Relationship with SFX Entertainment

Adds Festivals, Media and Custom Events To Electronic Music Campaign

NEW YORK, NY and BELLEVUE, WA — (June 5, 2014) — SFX Entertainment, Inc. (NASDAQ: SFXE) and T-Mobile US, Inc. (NYSE: TMUS) today announced an extension of their marketing alignment with an 18-month program focused on building a deep cultural connection with the millennial audience through investments in festivals, media and custom events.

The new deal builds on the recently announced partnership that SFX and T-Mobile have created with SYCO Entertainment to produce Ultimate DJ, a pioneering television show revolving around the booming electronic music culture and showcasing and cultivating fresh new EMC DJ/producer talent and creative event production skills.

“Electronic Music is really the soundtrack of the technology revolution, and T-Mobile understands that better than anyone in their category,” said Robert FX Sillerman, Chairman and CEO of SFX Entertainment. “Building on the revolution they have created with their Un-Carrier movement, this program helps T-Mobile connect more deeply with their audience in a way that is authentic and lasting.”

As part of the new marketing program, T-Mobile will become the exclusive mobile partner to SFX in the USA.  The mobile company, renowned for it’s revolutionary Un-Carrier marketing campaign, will partner in 2014/15 with leading SFX festivals TomorrowWorld, Electric Zoo and in 2015 will add the newly established Mysteryland which takes place on the original Woodstock grounds in New York.

“Electronic music is white hot right now, and T-Mobile customers are using their Un-carrier freedom to stream their tunes from anywhere on our lightning-fast network,” said John Legere, CEO T-Mobile.  “Working with SFX, we’re building new ways to reach customers and take on music in our typical bold Un-carrier style.”

Further, T-Mobile will partner across SFX integrated media assets as well as partnering with Beatport on its upcoming Beatport Evolution Radio Show, which is a partnership with Clear Channel.

SFX and T-Mobile will also partner to create original event concepts within the electronic music category.

The program extends through to the end of 2015.

About SFX Entertainment — SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals.

SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity.  SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature

One, Mayday, Decibel, Q-Dance and React Presents, as well as the innovative ticketing service Flavorus.

SFX operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.

Additionally, SFX manages FX1, an internal marketing solutions agency for consumer brands targeting the millennial culture.

About T-Mobile US, Inc. — As America’s Un-carrier, T-Mobile US, Inc. (NYSE: “TMUS”) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The company’s advanced nationwide 4G and expanding 4G LTE network delivers outstanding wireless experiences for customers who are unwilling to compromise on quality and value. Based in Bellevue, Wash., T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. It currently serves approximately 46.7 million wireless subscribers and provides products and services through 70,000 points of distribution. For more information, please visit http://www.t-mobile.com.

MEDIA CONTACTS

For SFX Entertainment: Ed Tagliaferri — DKC Public Relations — edmund_tagliaferri@dkcnews.com - 212 981 5182

For T-Mobile: MediaRelations@T-Mobile.com

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. SFX refers you to the documents its files from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of SFX’s most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. In addition, any forward-looking statements contained herein are based on assumptions that SFX believes to be reasonable as of this date. SFX undertakes no obligation to update these statements as a result of new information or future events, except as required by law.